PERSONAL AND CONFIDENTIAL

January 3, 2023

Cintia Ferreira
Hölzlistrasse 57 A
4102 Binningen
Switzerland

Dear Cintia:

I am pleased to confirm your appointment to the position of Chief Human Resources Officer (“CHRO”) of Invacare Corporation (the “Company” or “Invacare”), reporting directly to me. The effective date of this appointment is December 9, 2022 (the “Effective Date”).

The following represents the general terms and conditions of your appointment as CHRO and modifies and amends the terms of your Existing Employment Agreement (as defined below) only as and to the extent expressly set forth herein:

COMPENSATION

Salary – Your base salary rate for the period during which you serve in the position of CHRO will be CHF 300,000 on an annualized basis, beginning as of December 9, 2022. This annualized rate is established for convenience purposes only and is not intended to be construed as a contract or promise of employment for any fixed period of time. Your salary will be payable in Swiss Francs (CHF; gross; less statutory and contractual deductions and, where applicable, tax at source) in accordance with the Employment Agreement between you and Invacare International GmbH (“IIG”) dated as of September 16, 2020 (“Existing Employment Agreement”). During the period in which you serve in the position of CHRO, this base salary will replace and supersede your gross base salary under the Existing Employment Agreement.

Annual Bonus – You will continue to participate in the Executive Incentive Bonus Plan (the “Plan”), and your target bonus opportunity will be 50% of your base annual salary for the portions of the applicable Plan year during which you serve as CHRO. Your total annual target bonus opportunity will be determined pro rata based on the respective times of service, base annual salary rates and target bonus opportunity percentages for the portions of the applicable Plan year during which you served in the role of CHRO and in the role of VP HR EMEA. Payment of any bonus will be subject to achievement of the Annual Bonus targets established by, and the determination and certification of, the Compensation and Management Development Committee of Invacare (the “Compensation Committee”).

INVACARE CORPORATION

    One Invacare Way, Elyria, Ohio 44035 USA
    440-329-6000 www.invacare.com

Cintia Ferreira
January 3, 2023

OTHER MATTERS

Work Arrangements – As CHRO, you will be provided an office in the Elyria, Ohio, global headquarters of Invacare. You will also maintain your office and principal place of work at the EMEA HQ office in Switzerland. You will maintain your residence in Switzerland and be expected to travel from time to time, as warranted to discharge the duties of your role as the CHRO. Travel must adhere to Invacare’s Travel Policy Guidelines.

Employment Agreement. You will remain on the payroll of Invacare International GmbH and receive the employee benefits as described in the Existing Employment Agreement, except to the extent expressly modified and amended by the terms of this letter agreement. Accordingly, the Existing Employment Agreement shall remain in full force and effect, except as amended by the terms of this letter agreement.

Change of Control Agreement. As CHRO, the Company will provide you with the Executive Level change of control agreement in place of your existing change of control agreement dated November 23, 2021.

Cintia, we are excited about having you step up to serve as CHRO of Invacare! Please sign and date a copy of this letter to indicate your understanding and agreement to these terms and return it to me. If there are any questions regarding this letter agreement, please contact me.

Sincerely,

/s/ Geoffrey P. Purtill

Geoffrey P, Purtill
President and Chief Executive Officer

To acknowledge acceptance of, and agreement with, the terms and conditions for the position of Chief Human Resources Officer, please sign below and return a copy of this letter agreement to Invacare.

/s/ Cintia Ferreira                        04.01.2023
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CINTIA FERREIRA                         Date